Issuer Free Writing Prospectus dated July 13, 2020
Filed Pursuant to Rule 433 under the Securities Act of 1933
Relating to the Preliminary Prospectus dated July 13, 2020
Registration Statement No. 333-239658

Hancock Jaffe Laboratories, Inc.

NASDAQ:HJLI

The Future Of
Vascular & Cardiothoracic
Surgery Today

Legal Disclaimers

This presentation contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward looking statements are not statements of historical facts, but rather reflect HJLI's current expectations concerning future events and results. We may use the words "believes," "expects," "intends," "plans," "anticipates," "likely," "will" and similar expressions to identify forward-looking statements but do not always do so. Such forward-looking statements, including those concerning our expectations, involve risks, uncertainties and other factors, some of which are beyond our control, which may cause our actual results, performance or achievements, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. You are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented in this presentation.

This presentation uses HJL's registered trademarks and trade names, such as VenoValve® and CoreoGraft®. This presentation also includes trademarks, trade names and service marks that are the property of other organizations. Solely for convenience, trademarks and trade names referred to in this presentation may appear without the ® and ™ symbols, but those references are not intended to indicate that HJLI will not assert, to the fullest extent under applicable law, its rights, or that the applicable owner will not assert its rights to these trademarks and trade names. HJLI does not intend its use or display of other companies' trade names or trademarks to imply a relationship with, or endorsement or sponsorship of HJL by, any other companies.

Any offering of securities will only be made by means of a registration statement (including a prospectus) filed with the U.S. Securities and Exchange Commission ("SEC"), after such registration statement becomes effective. No such registration statement has become effective, as of the date of this presentation. This presentation shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Free Writing Prospectus

This presentation highlights basic information about us and the offering. Because it is a summary that has been prepared solely for informational purposes, it does not contain all of the information that you should consider before investing in our company. Except as otherwise indicated, this presentation speaks only as of the date hereof.

This presentation does not constitute an offer to sell, nor a solicitation of an offer to buy, any securities by any person in any jurisdiction in which it is unlawful for such person to make such an offering or solicitation.

Neither the Securities and Exchange Commission (the "SEC") nor any other regulatory body has approved or disapproved of our securities or passed upon the accuracy or adequacy of this presentation. Any representation to the contrary is a criminal offense.

This presentation includes industry and market data that we obtained from industry publications and journals, third-party studies and surveys, internal company studies and surveys, and other publicly available information. Industry publications and surveys generally state that the information contained therein has been obtained from sources believed to be reliable. Although we believe the industry and market data to be reliable as of the date of this presentation, this information could prove to be inaccurate. Industry and market data could be wrong because of the method by which sources obtained their data and because information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. In addition, we do not know all of the assumptions that were used in preparing the forecasts from the sources relied upon or cited herein.

We have filed a Registration Statement on Form S-1 with the SEC, including a preliminary prospectus dated July 13, 2020 (the "Preliminary Prospectus") with respect to the offering of our securities to which this communication relates. Before you invest, you should read the Preliminary Prospectus (including the risk factors described therein) and, when available, the final prospectus relating to the offering, and the other documents filed with the SEC and incorporated by reference into the Preliminary Prospectus, for more complete information about us and the offering. You may obtain these documents, including the Preliminary Prospectus, for free by visiting EDGAR on the SEC website at http://www.sec.gov.

Alternatively, we or any underwriter participating in the offering will arrange to send you the prospectus if you request it by contacting Ladenburg Thalmann & Co. Inc., Attn: Syndicate Department, 277 Park Avenue, 26th Floor, New York, NY 10172 or by email at prospectus@ladenburg.com.

Company Overview

HANCOCK JAFFE
LABORATORIES

Company Overview

➢ **Hancock Jaffee Laboratories is a clinical stage medical device company focused on developing products in the cardiovascular and venous market:**

- VenoValve® - A transformative treatment for patients suffering from chronic venous insufficiency; and
- CoreoGraft® - A revolutionary alternative to harvesting grafts for coronary artery bypass procedures.



VenoValve®



CoreGraft®

Indication	U.S. Market	Next Step
Chronic Venous Insufficiency ("CVI")	~2.4M patients (Reflux)[1]	Apply for U.S. pivotal trial
Coronary Artery Bypass Graft ("CABG")	200,000 CABG surgeries / year[2]	Approval received for First-In-Man study



14,000 Square Foot Facility
HQ: Irvine, California

1. Yost, Mary, The Sage Group, Chronic Venous Disease, Epidemiology, Costs, and Consequences, 2016
2. Blakemore, Erin, Once Scary Bypass Surgery Has become Safer, Washington Post, February 25, 2018

Upcoming Milestones

Milestone	Timing
• CoreoGraft – Begin patient selection First-In-Human Study	Q3’ 2020
• CoreoGraft – Complete patient enrollment study	Q3’ 2020
• VenoValve – Release 6 month data patients 9 to 11	Q3’ 2020
• Sign Definitive Merger Agreement[1]	Q3’ 2020
• VenoValve – Pre-IDE meeting with the FDA	Q4’ 2020
• CoreoGraft – preliminary results from First-In-Human Study	Q4’ 2020
• Consummate Merger	Q4’ 2020

1. On June 1, 2020 the Company signed a non-binding letter of intent to merge with Catheter Precision Inc. The parties are negotiating a definitive merger agreement and any merger would be subject to approval of Hancock Jaffe’s Board of Directors and shareholders.

VenoValve®

HANCOCK JAFFE LABORATORIES

Deep Venous CVI



Overview

➢ **VenoValve® is designed to provide surgeons with the first comprehensive effective treatment for lower limb chronic deep venous insufficiency.**

HEALTHY VEIN

Blood returns to the heart



Healthy Vein
Blood Flow

Healthy valve functions properly (open and close) to return blood from the lower limbs to the heart

DISEASED VEIN

Blood flow fails to return to the heart ("Reflux")



Diseased Vein
Blood Flow

Valve does not function properly to return blood from the lower limbs to the heart

Symptoms

- Reflux (blood flow in the wrong direction)
- Blood pooling in the lower leg causing venous hypertension
- Pain
- Ulceration
- Edema

Chronic Venous Insufficiency ("CVI")

- ~2.4 Million people in the U.S. suffer from severe CVI due to reflux[1]
- The average CVI ulcer patient spends $30k / year on wound care ($30B direct medical cost)[2]
- 40% more workdays missed than healthy people[3]
- 1-Year ulcer recurrence 20% - 40%[1]



1. Yost, Mary, The Sage Group, Chronic Venous Disease, Epidemiology, Costs, and Consequences, 2016
2. Sachdev, Ulka, et. al. Suppressed Networks of Inflammatory Mediators Characterize Chronic Venous Insufficiency, Journal of Vascular Surgery: Venous and Lymphatic Disorders, May 2018
3. Rice, J. Bradford, Burden of Venous Leg Ulcers in the United States, Journal of Medical Economics, Volume 17, 2014

Today's Standard of Care vs. VenoValve®

➢ **There is presently no FDA approved medical devices or effective treatments to address lower limb chronic venous insufficiency.**

Today's Standard of Care Attempts to Alleviate Symptoms



Compression Garment



Leg Elevation

VenoValve®
First Comprehensive Surgical Option



VenoValve® – Providing a Transformative Solution

- **The VenoValve® provides vascular surgeons with a transformative and minimally invasive treatment that can be performed on an out-patient basis.**
- **In 2010 there were ~2,800 active U.S. vascular surgeons; by 2040 there are expected to be 3,500.[1]**

1 Hour Procedure

1 – 1.5 Hours Post Procedure


Diseased Vein



5 – 6 inch incision



Patient walking

Bogotá, Capital District, Colombia · April 9, 2019, 5:35:15 PM

Bogotá, Capital District, Colombia · April 9, 2019, 6:56:17 PM

1. "Supply and Demand: Will we have enough vascular surgeons by 2030?"; https://doi.org/10.1177/1708538115596652

VenoValve – First-in-Human Trial - Endpoints

- **Safety**
- **Reflux - backwards flow of blood measured via a duplex scan**
- **Venous Clinical Severity Score (VCSS)**
- **Visual Analogue Score (VAS) - Pain**

Safety

- 1 Seroma - aspirated
- Over anticoagulation - patient non-compliance
- 3 Minor Wound Infections
- 1 Occlusion (Patient 6) - patient non-compliance

VenoValve - One Year Results - Patients 1 to 5 Study Completion


Reflux
VCSS
VAS
Average % Improvements
70%
56%
42%
28%
14%
0%
Pre-Op
30 days
60 Days
90 Days
180 days
365 Days
VCSS 61%
VAS 58%
Reflux 53%

VenoValve – 6 Month Results - Patients 7 to 11



Reflux
VCSS
VAS
Average % Improvements
100%
80%
60%
40%
20%
0%
VAS 91%
Reflux 65%
VCSS 53%
Pre-Op
30 days
60 Days
90 Days
180 days

VenoValve® – Healing Venous Ulcers

- **Ulceration is a detrimental symptom for those suffering from lower limb chronic deep venous insufficiency.**
- **VenoValve® has demonstrated the ability to heal venous ulcers.**



Pre-Op



30 Days



60 Days

VenoValve® – Changing Patients Lives


My name is Carlos Quiñones

VenoValve® – Next Milestones

2020 Q3	2020 Q4	2021 Q1	2021 Q2	2021 Q3	2022 Q4	2022 Q4
Pre-IDE Meeting FDA	Announce Final Results FIH Trial	File IDE App. for U.S. Pivotal Trial	Announce Sites for U.S. Pivotal Trial	FDA Approval U.S. Pivotal Trial	Begin Enrollment U.S. Pivotal Trial	Pivotal

Venous Medical Device Valuations

➢ **Blue-chip medical device companies have paid significant premiums for non-FDA approved venous device companies knowing the accretive value potential for shareholders upon approval and commercialization (i.e. Inari Medical).**

	CardiAQ Valve Technologies (Transcatheter Mitral Valve Implantation)	TENDYNE	Sequent Medical	VENITI	INARI MEDICAL
Valuation	$400M	$250M	$380M	$212M	$2.5B
Status	Starting Feasibility Study	Starting Feasibility Study	CE Mark Partial Enrollment Pivotal Trial	CE Mark PMA Pending	Commercialization
Indication	Transcath. Mitral Valve	Transcath. Mitral Valve	Neurovascular Aneurysm Embolization	Venous Obstructive Disease	Deep vein thrombosis & pulmonary embolism
Buyer	Edwards	Abbott	TERUMO	Boston Scientific	N/A (NASDAQ:NARI)

CoreoGraft®

HANCOCK JAFFE
LABORATORIES

Coronary Artery Bypass Graft ("CABG") – Standard of Care

➢ **Vein grafts are typically sourced from the leg or arm to revascularize the right side of the heart.**

- 62% of global cardiac surgeries are CABG; ~200k procedures performed annually in the U.S.[1,2]
- 91% of CABG surgeries involve venous grafting[3]






Aorta
Left Main Coronary Artery
Vein Bypass Grafts
Left Circumflex
Left Anterior Descending
Right Coronary Artery

Shortcomings with Current Standard of Care

- Painful and Invasive
- Complication at site of harvest can be up to 24%[4]
- 10% - 40% short-term failure[5]
- Up to 75% failure at 10 years[6]

1. D'Agostino, et. al. , The Society of Thoracic Surgeos Adult Cardiac Surgery Database: 2018 Update on Outcomes and Quality
2. Blakemore, Erin, Once Scary Bypass Surgery Has become Safer, Washington Post, February 25, 2018
3. McKavanagh, Peter et. al.. Management and Prevention of Saphenous Vein Graft Failure: A Review, Cardiolody and Therapy 2017 Dec; 6(2): 203–223
4. Siddiqi, Mohammad, Saphenous Vein Harvest Wound Complications: Risk Factors, Identification, Prevention, and Management, Chronic Wound Care Management and Research, 2016:3 147-156
5. Lee, Michael et. al., Saphenous Vein Graft Intervention, Journal of the American College of Cardiology: Cardiovascular Interventions Vol 4 No. 8 August 2011: 831-43
6. Gaudino, Mario, et. al., The Choice of Conduits in Coronary Artery Bypass Surgery, Journal of the American College of Cardiology Vol 66 No. 15 October 2015 1729-37

CoreoGraft® – New Standard of Care

➢ **The CoreoGraft® is a bovine based off the shelf conduit that is used to revascularize the right side of the heart during CABG without the need for vein grafts.**

CoreoGraft




X


X


Aorta
Left Main Coronary Artery
Vein Bypass Grafts
Left Circumflex
Left Anterior Descending
Right Coronary Artery

Benefits

- Avoid surgery to harvest the saphenous vein
- Reduction in comorbidities
- More closely matches the size of coronary arteries around the heart eliminating graft failures that occur due to size mismatch
- High elastin and collagen content
- Could also reduce or eliminate the inner thickening that burdens and leads to failure of the saphenous vein graph

CoreoGraft® – Pre-Clinical Results

➢ **6 Month Feasibility Study**

- All grafts open (patent)
- No thrombosis, aneurysms and degeneration, infection, lumen changes or other problems known to lead to graft failure
- Full Endothelialization



1 mm



0.2 mm

CoreoGraft® – Human Studies

- In May 2020, the Company announced the approval to conduct a first-in-human study for CoreoGraft® in Paraguay.
- The study will include 3 – 5 patients who will be monitored at 30, 60, 90, 180 and 365 days.
- The Company expects to begin enrolling patients in Q3' 2020.





CoreoGraft® – Next Milestones

2020 Q3	2020 Q4	2021 Q1	2021 Q1	2021 Q1	2021 Q2	2022 Q3
Begin patient selection for First-In-Man Study	**Complete Patient Enrollment**	**CoreoGraft Surgeries**	**30 Day Follow-up**	**60 Day Follow-up**	**90 Day Follow-up**	**6 Month Follow-up**

CoreoGraft® – Market Opportunity

U.S. Market

- CABG is approximately 55% of all cardiac surgeries.[1]
- The average cost of heart bypass surgery was $123,000 in 2018[2]

Patients with no other Options

- Systemic arterial/venous disease
- Breast cancer survivors
- Too frail for SVG harvest
- Redo CABG patients



CABG
55%
Isolated AVR
9%
MVR
3%
MV Repair
4%
AVR + CABG
5%
MVR + CABG
1%
MR Repair + CABG
2%
AVR + MVR
1%
Aortic Aneurysm Surgery
4%
Other Procedures
16%

AVR = aortic valve replacement
CABG = coronary artery bypass grafting
MV = mitral valve
MVR = mitral valve replacement

1. D'Agostino, et. al. , The Society of Thoracic Surgeos Adult Cardiac Surgery Database: 2019 Update on Outcomes and Quality
2. Hospital and Surgery Costs; www.debt.org/medical/hospital-surgery-costs/

Financials & Executive Leadership

HANCOCK JAFFE
LABORATORIES

Financials & Capitalization Table

Financials as of June 26, 2020	
Cash	$1.6M
Monthly Cash Burn	$500k

Capitalization as of June 2, 2020	
Common Shares Outstanding	23,949,333
Warrants (weighted average exercise price $2.30)	10,951,810
Options (weighted average exercise price $4.49)	2,417,207
RSUs	195,160
Fully Diluted Shares	**37,513,510**

Board of Directors



Dr. Francis Duhay | Director

- Former Chief Medical Officer - Edwards Lifesciences
- Expert in surgical and transcatheter heart valves



Dr. Sanjay Shavistava | Director

- Business Development - Johnson and Johnson
- 18 years - VP Marketing and Strategy, R&D
- BTG, Medtronic, Abbott Vascular, Edwards Lifesciences



Matthew Jenusaitus | Director

- Chief of Staff and Chief of Innovation and Transformation
- UC San Diego Health System
- Former President Boston Scientific - Peripheral Division
- Four successful vascular company exits



Bob Gray | Director*

- Former Chief Financial Officer - Highmark, Inc.
- Health insurer with over 20 million subscribers

Collective Industry Experience

Management Team



Robert Berman | Chief Executive Officer, Director
- Former CEO - Anixa Biosciences (Nasdaq: ANIX)
- Former COO Acacia Research Corporation (Nasdaq:ACTG)
- B.S. Wharton Univ. of Pennsylvania, JD Northwestern Law



Dr. Marc Glickman | Senior VP and Chief Medical Officer
- Board Certified Vascular Surgeon
- Director of Vascular Services - Sentara Health Care
- Past President - Vascular Society of America



Brian Roselauf | Director Research and Development
- Edwards Lifesciences, Endologix, CardiAQ,
- Covidien Neurovascular



Craig Glynn | Interim Chief Financial Officer
- Twenty years CFO experience
- M.S. Industrial Administration - Carnegie Mellon
- B.S. Mechanical Engineering - Carnegie Mellon

Collective Industry Experience

Medtronic

Edwards Lifesciences

COVIDIEN

SENTARA®

Baxter

Supplement

HANCOCK JAFFE
LABORATORIES

Catheter Precision, Inc. (Private) – Pre-Commercial Phase

- **On June 1, 2020, the Company announced it signed a non-binding letter of intent to merge with Catheter Precision Inc., a private medical device company**

- **Catheter Precision has developed a software imaging system called VIVO™ that produces a 3-D virtual image of the heart**
  - CE marked and FDA cleared
  - Provides 3-D Image of the heart on a computer monitor with a superimposed activation map
  - Currently in pre-commercial phase in E.U. and awaiting financing for the U.S.
  - Accurately targets the anatomical location for an ablation procedure
  - Proprietary algorithm based on clinical EP knowledge
  - Uses standard cardiac inputs and doesn't affect standard workflow



Catheter Precision, Inc. – Leadership

David Jenkins | Founder and Chairman of the Board
Steve Adler | CEO, President, Director

- **Each with 35 years experience in starting, developing and selling medical device companies**
  - Transneuronix sold to Medtronic for $260 million
  - EP Medsystems – IPO and sold to St. Jude Medical for $91 million
  - InControl Inc. sold to Guidant for $135 million
  - CardioLab (Prucka Engineering, Inc.) sold to General Electric

Transaction Overview

- **Economics**
  - Being negotiated (no less than 60% Catheter Precision / 40% Hancock Jaffe
- Executive Chairman: David Jenkins
- Pro-Forma Cash Burn: ~$1.1M per month

Hancock Jaffe Laboratories, Inc.

NASDAQ:HJLI

Hancock Jaffe Laboratories, Inc. | 70 Doppler | Irvine, California 92618

Phone: 949 .261 .2900 | Fax: 949 .261 .2992 | Web: hancockjaffe.com

HJLI